EXHIBIT F-1


                                                               November 22, 1999


Securities and Exchange Commission,
450 Fifth Street, N.W.,
Washington, D.C. 20549.

Dear Sirs:

         We have acted as corporate counsel to CP&L Holdings, Inc., a North Carolina corporation ("Holdings"), in connection with the Agreement and Plan of Share Exchange dated as of August 22, 1999 (the "Exchange Agreement"), between Holdings and Carolina Power and Light Company, a North Carolina corporation ("CP&L") and the corporation whose shares will be acquired in the share exchange (the "Exchange") contemplated by the Exchange Agreement. This opinion is delivered to you in connection with Holdings' Application on Form U-l, as amended from time to time ("Application"), filed with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended ("1935 Act").

         In connection therewith, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, we are of the opinion that:

         1. Based solely on a certificate of the North Carolina Secretary of State, Holdings has been duly incorporated and is an existing corporation in good standing under the laws of the State of North Carolina.

         2. Upon the effectiveness of the Exchange in accordance with the terms of the Exchange Agreement, the Holdings Common Stock will have been duly authorized and validly issued and will be fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of Holdings, as such may be amended from time to time.

         3. Upon the effectiveness of the Exchange in accordance with the terms of the Exchange Agreement, and assuming approval of the Exchange by the North Carolina Utilities Commission, all laws of the State of North Carolina applicable to the Exchange will have been complied with.

         4. Upon the effectiveness of the Exchange in accordance with the terms of the Exchange Agreement, Holdings will legally acquire CP&L common stock.

         5. The effectiveness of the Exchange will not violate the legal rights of the holders of any securities issued by Holdings, CP&L or any associate company thereof.

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         The foregoing opinions are limited to the laws of the State of North
Carolina and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         As to the opinions expressed in paragraph 5, we have relied on information received from CP&L as to the identification of its outstanding securities and the instruments governing the legal rights of their holders.

         In rendering the foregoing opinions, as to factual matters we have relied on certificates obtained from public officials and officers of CP&L. For purposes of these opinions, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) conformity to the originals of all documents submitted as certified or photostatic copies in the authenticity of the originals, and (iii) the genuineness of signatures on all documents examined by us.

         We hereby consent to the filing of this opinion as Exhibit 8 to the Application.

                                             Very truly yours,

                                             /s/ HUNTON & WILLIAMS

                                             HUNTON & WILLIAMS